EX-35 (g)
(logo) WELLS FARGO


Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax


Wells Fargo Bank, N A.


March 13, 2007


Renaissance Mortgage Acceptance Corp.

RE: Annual Statement As To Compliance for Renaissance Home Equity Loan Trust 2006-4


Per Section 3.09 of the Servicing Agreement, dated as of 12/28/2006, the undersigned Officer of Wells Fargo Bank, N.A., (Securities Administrator), hereby certifies the following for the 2006 calendar year or portion thereof:


(i) a review of the activities of such party during the preceding calendar year or portion thereof and of such party's performance under this Agreement or such other applicable agreement in the case of a Servicing Function Participant has been made under such officers' supervision and


(ii) to the best of such officers' knowledge, based on such review, such party has fulfilled all of its obligations under this Agreement or such other applicable agreement in the case of a Servicing Function Participant in all material respects throughout such calendar year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof.


Certified By:
/s/Reid Denny
Reid Denny, Vice President

Certified By:
/s/Gordon Johnson
Gordon Johnson, Assistant Secretary